Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-79547) on Form S-8 of Bridgford Foods Corporation of our report dated January 9, 2006, with respect to the consolidated balance sheet of Bridgford Foods Corporation as of October 28, 2005, and the related statements of shareholders’ equity and comprehensive income and cash flows for the year ended October 28, 2005, and the related financial statement schedule, which report appears in the October 28, 2005 annual report on Form 10-K of Bridgford Foods Corporation.

/s/ Haskell & White LLP

Irvine, California

January 26, 2006